MANUFACTURING AND SUPPLY AGREEMENT

THIS MANUFACTURING AND SUPPLY AGREEMENT (this "Agreement") is made as of August 18, 2006, (the "Effective Date"), by and between ENERTECK CHEMICAL CORP., a Texas corporation ("EnerTeck"), and INDEPENDENT CONTRACT PACKAGING, INC., a Texas corporation ("ICP").

WITNESSETH

WHEREAS, EnerTeck owns certain proprietary information and rights relating to the Products (as hereinafter defined), and is engaged in the business of marketing and selling the Products;

WHEREAS, ICP is in the business of manufacturing, blending, and packaging certain products;

WHEREAS, ICP desires to manufacture, blend, and package the Products for EnerTeck and EnerTeck desires to have ICP perform such manufacturing, blending, and packaging services, all on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. **Appointment.** Subject to the terms and conditions of this Agreement, EnerTeck hereby appoints ICP as its non-exclusive manufacturer, blender, and packager of the Products (as hereinafter defined), and ICP hereby accepts such appointment to manufacture, blend, and package the Products as directed by EnerTeck.

2. **Products**. As used herein, "Products" mean products known as EnerBurn ("EnerBurn") which contain a chemical additive that can be added to diesel fuel to increase the efficiency of a diesel engine.

3. **Term of Service**. The term (the "Term") during which this Agreement shall continue shall commence as of the Effective Date and, unless earlier terminated as otherwise provided for herein, shall continue for a period of three (3) years, unless extended by mutual agreement of the parties.

4. **Manufacturing**. During the Term, ICP shall manufacture, blend, and package the Products for EnerTeck on a commercially reasonably prompt basis according to the specifications received from and as required by EnerTeck and will use its best efforts to complete delivery of any produced Products by any specified or requested delivery dates. ICP shall establish and maintain sufficient manufacturing capacity to manufacture, blend, and package the Products, subject to the obligations of EnerTeck to purchase and supply the EnerTeck Equipment (as hereinafter defined) and raw materials pursuant to Section 6 hereof. EnerTeck will furnish ICP with a copy of the manufacturing Procedures and specifications for preparing the Product. From time to time EnerTeck may elect to change these procedures, instructions, and specifications. Upon issuance thereof in writing, such changes to the procedure and specifications shall be thereby incorporated hereto without formal amendment of the Agreement. In addition to the Procedures set forth, ICP shall verify all EnerTeck raw materials promptly upon receipt at ICP to determine if such raw materials comply with EnerTeck specifications provided by EnerTeck and the specifications

contained in the manufacturer's certificate of analysis. If such raw materials do not comply with prescribed specifications, ICP (i) shall inform EnerTeck of such noncompliance; and (ii) shall not use such raw materials in performance of this Agreement unless EnerTeck informs ICP in writing that it expressly waives compliance with the specifications as to a particular LOT of raw materials. In the event of such a waiver by EnerTeck, ICP shall not be liable for failure of the Product prepared using such particular LOT, provided that such failure results solely from the failure of such particular LOT to meet specification. Any waiver or failure to meet purchase specifications shall be singular in nature and shall not imply that a similar failure in a subsequent LOT would be waived.

5. **EnerTeck Equipment and Insurance.**

(a) EnerTeck shall purchase and supply, or cause to be supplied, to ICP, but shall retain title to, certain tanks and related equipment (the "EnerTeck Equipment") and raw materials to be used by ICP and deemed necessary by the parties to manufacture, blend, and package the Products. Each item of EnerTeck Equipment supplied by EnerTeck shall be tagged or labeled with appropriate markings to identify it as being the property of EnerTeck. All EnerTeck Equipment and raw materials supplied by EnerTeck shall remain the exclusive property of EnerTeck and shall remain on the premises of ICP during the Term. ICP shall not have any rights with respect to the EnerTeck Equipment and raw materials supplied by EnerTeck except as provided herein. All maintenance shall be performed by ICP only in consultation with EnerTeck. EnerTeck shall bear the cost of all maintenance except due to the misconduct or

negligence of ICP. All equipment assigned to this project by ICP (including the EnerTeck Equipment) used by ICP to manufacture the Products will be used only for the production of the Products for EnerTeck and for no other purpose. ICP will manufacture the Products in a designated area of its premises. Access to the designated area will be restricted to employees of ICP, to EnerTeck, to any representatives of governmental authorities who are required to be provided access under applicable law, rule or regulation, and to third parties upon the express advance approval of EnerTeck.

(b) ICP shall provide, and bear the cost of, adequate and customary insurance with a financially sound and reputable insurer from the Effective Date through the remainder of the Term of this Agreement, for the EnerTeck Equipment, but in no event less than replacement cost therefor. ICP shall name EnerTeck as an additional insured party on its policies and provide EnerTeck with such evidence thereof as is reasonably requested by EnerTeck from time to time.

6. **Permits, Licenses, etc.** ICP represents and warrants that it has obtained and will maintain in effect throughout the Term, at its sole cost and expense, all necessary licenses, permits, certifications and approvals legally required by relevant governmental authorities to operate its premises and provide the manufacturing, blending, and packaging services as required hereunder. ICP further represents that it will comply with any and all applicable laws, rules, and regulations applicable to providing the services hereunder, and operating and maintaining the premises. Specifically, but not to limit the above, ICP represents

and warrants that it will comply with all regulations and laws related to environmental safety and responsibility in the manufacture of the Products. ICP shall be responsible for all safety matters relating to the manufacturing, blending, and packaging of the Products and shall have a safety program instituted.

7. **Inspections.** EnerTeck shall have the right to inspect the premises of ICP at any reasonable time to verify that the premises are being operated in accordance with (a) current good manufacturing practices, (b) all applicable laws, rules and regulations, and (c) any other requirements of this Agreement. EnerTeck shall have the absolute right to take samples of the Products for inspection. In the event EnerTeck discovers that ICP is not complying with this Agreement, EnerTeck may direct that ICP immediately cease operation of the Products production, and direct that ICP remedy such non-conformity within a time found reasonably sufficient to make required changes. Notwithstanding the foregoing, EnerTeck's inspections and observations shall not relieve ICP of its obligations or excuse it from any performance required hereunder except to the extent of time required for making mandatory changes.

8. **Production Records.** ICP shall prepare and keep, in a form satisfactory to EnerTeck, records (which are standard within the industry) relating to the receipt, storage and use of the Products and raw materials, inventory of Products and raw materials, and packaging of Products, batch control records, quality control records, the shipment of Products, and rejected Products. ICP shall prepare, maintain and, as applicable, forward to EnerTeck complete production manufacturing code accountability records, including Production

shipments to EnerTeck or EnerTeck's customers. EnerTeck shall have the right upon twenty-four (24) hours advance notice during ICP's regular business hours to examine such records. ICP shall not destroy or otherwise remove such records from its premises until two (2) years after termination of this Agreement without the prior written consent of EnerTeck. After such two (2) year period, if ICP wishes to dispose of such records, it must notify EnerTeck thereof. Upon the request of EnerTeck, ICP shall send such records to EnerTeck or as otherwise directed by EnerTeck.

9. **Fees for Produced Products**. EnerTeck agrees to pay to ICP during the Term such fees as set forth in the letter dated June 28, 2005, attached hereto as Exhibit A. It is understood and agreed that:

(i) the foregoing fees paid to ICP shall be in full payment for all of ICP's services hereunder and shall be earned by ICP once:

(a) raw materials are received (warehousing and handling fees, EXHIBIT A);

(b) products are blended, packaged, and labeled (packaging fees, EXHIBIT A);

(c) raw materials and products in inventory on the last calendar day of each month (warehousing and handling fees, EXHIBIT A);

(d) products are loaded (warehousing and handling fees, EXHIBIT A);

(ii) ICP shall invoice EnerTeck for such fees at the end of each calendar month for Products delivered in that particular month, and EnerTeck shall pay each such invoice within thirty (30) days after its receipt thereof.

FEE ADJUSTMENT. The SERVICE FEES shall be reviewed as of the beginning of each Contract Year. The intent of the parties is that the SERVICE FEES be reviewed and to pass through increases or decreases in direct labor rates at ICP, in average unit costs of power, water and electricity, and in average allocated system operating expenses (exclusive of depreciation or other capital costs). As deemed appropriate/acceptable/agreeable, fee adjustments will be made for said Contract Year.

10. **Warranties.** ICP hereby represents and warrants to EnerTeck that all Products manufactured, blended, and packaged as provided for hereunder shall conform to the specifications provided by EnerTeck and shall be free of defects in materials provided by ICP and workmanship to the level that is the standard in the industry. All Products, when manufactured, blended, and packaged shall comply with all applicable federal, state and local laws, rules and regulations, and ICP's manufacturing and storage facilities shall comply with all applicable federal, state and local laws, rules and regulations. EXCEPT AS SET FORTH HEREIN, ICP MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PRODUCTS MANUFACTURED BY IT HEREUNDER AND SPECIFICALLY DISCLAIMS ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT

LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11. **Shipping, Defects and Returns.**

(a) **Shipping.** ICP will ship all produced Products to EnerTeck or, at EnerTeck's request, to the customer. When the Products are placed into shipment, the risk of loss for such Products will pass to EnerTeck. The parties agree that the method and route of shipment are at ICP's discretion unless EnerTeck furnishes ICP instructions with regard thereto. EnerTeck agrees to pay all costs of shipping and any costs of freight insurance obtained by ICP at the request of EnerTeck. ICP agrees to provide reasonable support to assist EnerTeck in pursuing any claims it may have against carriers.

b. **Notification of Defects.** EnerTeck shall notify ICP in writing as soon as reasonably practicable after delivery to EnerTeck of any Product which does not conform with EnerTeck's specifications or with the warranties set forth herein.

c. **Returns.** ICP shall accept for return and replacement or credit (plus the freight cost from ICP's manufacturing facility to EnerTeck or EnerTeck's customer(s) to the place of delivery) any Products delivered to EnerTeck or its customers which does not conform with EnerTeck's specifications or with the warranties set forth herein and for which proper notice has been given in accordance herewith. EnerTeck shall provide ICP with five (5) days written notice via facsimile prior to shipping any such returns. ICP shall not be

responsible for return of Products that have been tested by an independent testing lab and found to comply with Enerteck's specifications.

12. **Termination**. Notwithstanding anything herein to the contrary, either party may terminate this Agreement for any reason upon 180 days written notice to the other party or effective immediately if:

(a) the other party commits a breach of any of its obligations hereunder which is not cured within sixty (60) days of written notice from the other party specifying the breach;

(b) the other party files or has filed against it a petition under any bankruptcy or insolvency law, makes an assignment for the benefit of its creditors, has a receiver appointed for all or substantially all of its property, or has a petition under any bankruptcy or insolvency law filed against it which is not dismissed within sixty (60) days.

Such right of termination shall be in addition to any other remedy a non-defaulting party may have at law or in equity due to the other party's breach of its obligations hereunder.

13. **Indemnification.** ICP hereby indemnifies and agrees to defend and hold EnerTeck harmless from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and court costs) (collectively, "Losses") incurred by EnerTeck as a result of any breach of this Agreement by ICP, the manufacture or storage of any Products by ICP, or ICP's misconduct or negligence. EnerTeck hereby indemnifies and agrees to defend and hold ICP harmless from and against any and all Losses

incurred by ICP as a result of any breach of this Agreement by EnerTeck, the storage, sale or distribution of the Products by EnerTeck, any Product labeling, specifications, instructions, directions, warnings, pamphlets or other information provided by EnerTeck or any other Losses incurred by ICP that are a result of the delivery, sale or use of the Products other than those Losses that are the result of any breach of this Agreement by ICP, the manufacture or storage of the Product by ICP or ICP's misconduct or negligence.

14. **Additional Representations and Warranties of ICP**. ICP hereby additionally represents and warrants to EnerTeck the following:

(a) ICP is a corporation duly organized and existing in good standing under the laws of the State of Texas;

(b) There are no material adverse claims pending or, to the best of ICP's knowledge, threatened against ICP by any entity with respect to the Products;

(c) ICP is neither a party to nor otherwise bound by any agreement or instrument which prohibits or prevents it from performing its obligations under this Agreement; and

(d) ICP's manufacturing, packaging and storage facilities comply in all material respects with all applicable federal, state and local laws, rules and regulations.

15. **Additional Representations and Warranties of EnerTeck**. EnerTeck hereby additionally represents and warrants to ICP the following:

(a) EnerTeck is a corporation duly organized and existing under the laws of the State of Delaware;

(b) There are no material adverse claims pending or, to the best of EnerTeck's knowledge, threatened against EnerTeck by any entity with respect to the Product; and

(c) EnerTeck is neither a party to nor otherwise bound by any agreement or instrument which prohibits or prevents it from performing its obligations under this Agreement and EnerTeck, by entering into and performing this Agreement, will not infringe (nor cause ICP to infringe) the trademark, copyright, patent or other intellectual property rights of any third party.

16. **Confidentiality and Non-Solicitation of Personnel**.

(a) **Confidentiality**. Each party hereto acknowledges that it has been and will be exposed to certain "Confidential Information" and "Trade Secrets" (both as hereinafter defined) of the other party in connection with the transactions contemplated by this Agreement and that its unauthorized use or disclosure of such information or data could cause immediate and irreparable harm to such other party. Accordingly, except to the extent that it is necessary to use such information or data to perform its obligations under this Agreement, neither party shall, without the express prior written consent of the other party, redistribute, market, publish, disclose or divulge to any person or entity, or use or modify for use, directly or indirectly, in any way for any person or entity, (a) any of the other party's Confidential Information during the Term of this Agreement and for a period of five (5) years after any expiration or termination of this Agreement,

and (b) any of the other party's Trade Secrets at any time during which such information constitutes a trade secret under applicable law. For purposes hereof, "Confidential Information" shall mean all competitively sensitive, non-public information (other than Trade Secrets) of or about a party which is not generally known by or available to such party's competitors, and "Trade Secrets" shall mean "Trade Secrets" as defined under applicable law.

(b) **Non-Solicitation of Personnel**. Neither party hereto shall, without the prior written consent of the other party, either directly or indirectly, alone or in conjunction with any other person or entity, solicit or attempt to solicit any "key or material" employee, consultant, contractor or personnel of such other party to terminate, alter or lessen his or her affiliation with such other party at any time during the Term of this Agreement and for a period of one (1) year thereafter.

17. **Force Majeure**. ICP shall be excused from delay or non-performance in the delivery of an order and EnerTeck shall have no claim for damage if and to the extent such delay or failure is caused by occurrences beyond the control of ICP including, but not limited to, market conditions; acts of God; war, acts of terrorism, riots and civil disturbances; expropriation or confiscation of facilities or compliance with any order or request of any governmental authority; strikes, labor or employment difficulties whether direct or indirect; or any cause whatsoever which is not within the reasonable control of ICP. ICP shall immediately notify EnerTeck of the existence of any such force majeure condition and the anticipated extent of the delay or non-delivery.

18. **Effects of Breach or Termination.** Upon termination of this Agreement for any reason or in the event EnerTeck delivers written notice to ICP pursuant to Section 13 hereof, EnerTeck shall have the absolute right at EnerTeck's sole cost and expense to remove the EnerTeck Equipment and raw materials from ICP's premises and ICP shall provide EnerTeck or its agents with access to ICP's premises as requested by EnerTeck in order to remove the EnerTeck Equipment and raw materials. ICP shall also promptly return to EnerTeck any other property of EnerTeck, including, without limitation, all sales and marketing documents, manuals and other records and proprietary information of EnerTeck, as well as any samples in ICP's possession or control. ICP agrees that it will not make or retain any copy of, or extract from, such property or materials. Upon termination, all outstanding orders for Products shall be deemed cancelled.

19. **Assignment.** Neither party hereto may assign this Agreement, or any rights or obligations hereunder, without the consent of the other party hereto. The provisions of this Agreement are binding upon and shall inure to the benefit of the successors and permitted assigns of EnerTeck and ICP.

20. **Waiver of Breach.** Waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or subsequent breach by such other party. No such waiver shall be effective unless signed by the party to be charged therewith.

21. **Entire Agreement; Amendments.** This Agreement contains the entire agreement between the parties with respect to the subject matter hereof,

and supersedes all prior agreements, written or oral, with respect thereto, between the parties. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any change, modification, extension or discharge is sought.

22. **Severability.** The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision. The parties to this Agreement agree and intend that this Agreement shall be enforced as fully as it may be enforced consistent with applicable statutes and rules of law.

23. **Applicable Law.** This Agreement shall be construed in accordance with the laws of the State of Texas.

24. **Headings.** The headings used in this Agreement are intended for convenience of reference only and shall not constitute any part hereof or modify or affect in any manner the meaning or interpretation of any of the provisions herein.

25. **Notices.** All notices or other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission to the facsimile numbers specified below (or at such other address or facsimile number for the party as shall be specified by like notice):

If to the Company:

EnerTeck Chemical Corp.
10701 Corporate Drive #150
Stafford, Texas 77477
Attn: Dwaine Reese
Telephone No.: (281) 240-1787
Facsimile No.: (281) 240-1828

If to ICP:

Independent Contract Packaging, Inc.
2210 Hackberry Lane
Cut and Shoot, Texas 77306
Attn: Oscar Botello
Telephone No.: (936) 494-3013
Facsimile No.: (936) 494-3014

26. **Arbitration**. Except as may be otherwise provided in Sections 13 and 20 hereof, any dispute or controversy between the parties regarding this Agreement including, without limitation, whether the right to compel arbitration has been waived or whether grounds exist for the revocation of this Agreement, shall be determined by arbitration in Texas pursuant to the rules of the American Arbitration Association then in effect, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

27. **Representation by Counsel.** Each of the parties hereto represents, warrants and covenants that it has had ample opportunity to consider entering into this Agreement and has had an opportunity to consult with counsel regarding this Agreement prior to executing the same. The parties further agree that any rule that provides that an ambiguity within a document will be interpreted against the party drafting such document shall not apply.

28. **Counterparts.** This Agreement may be executed by the parties hereto in one or more counterparts each of which shall be an original and all of which shall together constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ENERTECK CHEMICAL CORP.

By: Dwaine Reese
Name:
Title: Chairman & CEO

INDEPENDENT CONTRACT PACKAGING, INC.

By: [signature]
Name:
Title: President